Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement and related Prospectus on Form S-4 of our report dated February 26, 2025 relating to the consolidated financial statements of FineMark Holdings, Inc. as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, appearing in this Amendment No. 1 to the Registration Statement and related Prospectus. We also consent to the reference to our firm under the heading "Experts" in this Amendment No. 1 to the Registration Statement and related Prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 8, 2025